As filed with the Securities and Exchange Commission on December 8, 2016

Registration No. 333-214794

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AIRGAIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	3663	20-0281763
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3611 Valley Centre Drive, Suite 150

San Diego, CA 92130 USA

(760) 579-0200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles Myers

President and Chief Executive Officer

3611 Valley Centre Drive, Suite 150

San Diego, CA 92130

(760) 579-0200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew T. Bush Cheston J. Larson Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Tel: (858) 523-5400 Fax: (858) 523-5450	Jonathan R. Zimmerman Jeffrey A. Sherman. Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402-3901 Tel: (612) 766-7000 Fax: (612) 766-1600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒  333-214794

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-214794), initially filed by the Registrant on November 23, 2016 and declared effective by the Securities and Exchange Commission on December 8, 2016. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

5.1	Opinion of Latham & Watkins LLP

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 8th day of December, 2016.

AIRGAIN, INC.

By:	/s/ Charles Myers
Charles Myers
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Myers Charles Myers	President, Chief Executive Officer and Director (principal executive officer)	December 8, 2016

/s/ Leo Johnson Leo Johnson	Chief Financial Officer (principal financial and accounting officer)	December 8, 2016

* Jim K. Sims	Chairman of the Board of Directors	December 8, 2016

* Francis X. Egan	Director	December 8, 2016

* Joan Gillman	Director	December 8, 2016

* Frances Kordyback	Director	December 8, 2016

* Thomas A. Munro	Director	December 8, 2016

* Arthur M. Toscanini	Director	December 8, 2016

*By:	/s/ Charles Myers
Charles Myers
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Latham & Watkins LLP